PRESS RELEASE
Randall Livingston to Transition from eHealth Board of Directors

SANTA CLARA, Calif., February 8, 2023 – eHealth, Inc. (Nasdaq: EHTH), a leading private online health insurance marketplace, today announced that Randall Livingston will not stand for re-election to the Board of Directors and will step down when his current term expires at the Company’s 2023 annual meeting of shareholders.

“It has been an honor to serve on the eHealth Board of Directors over the past 14 years with my fellow Directors, past and present. I have also enjoyed the opportunity to work with Fran Soistman since he joined eHealth in November 2021 as CEO,” stated Randall Livingston. “I’ve been with eHealth through many phases of growth and am particularly pleased with the Company’s progress with the strategic transformation efforts as well as the financial performance improvements. Although I believe the time is right to transition from the Board so I can pursue other interests, I remain excited and optimistic about the Company’s future under Fran’s capable leadership.”

“Randy has been a valuable member of eHealth’s board of directors since he joined in 2008,” said Fran Soistman, CEO and Director at eHealth. “We have benefitted from Randy’s expertise and are grateful for his many years of leadership, counsel, and support on behalf of eHealth, its management and his fellow directors. Randy has provided important contributions and insights as Chair of the Audit Committee and as a member of the Government and Regulatory Affairs Committee. I have enjoyed working with him and wish him well in his future pursuits.”

“On behalf of the eHealth Board, we thank Randy for his service and longstanding commitment to the Company,” stated Dale Wolf, eHealth’s Board Chairman. “We greatly appreciate the expertise that Randy has provided over the past 14 years, through multiple market cycles and the transformation of eHealth into a leading health insurance marketplace.”

About eHealth, Inc.

For more than 25 years, eHealth, Inc. (Nasdaq: EHTH) has served American consumers with innovative technology and licensed agent support to help them find health insurance solutions that fit their personal needs. Through its proprietary health insurance marketplace at eHealth.com and eHealthMedicare.com, eHealth has connected more than eight million members with quality, affordable coverage. eHealth offers Medicare Advantage, Medicare Supplement, Medicare Part D, individual, family, small business, and ancillary plans from approximately 200 health insurance companies nationwide.

Media Inquiries:
pr@ehealth.com

Investor Relations Contact:
Kate Sidorovich, CFA
Senior Vice President, Investor Relations & Strategy
650-210-3111
Kate.sidorovich@ehealth.com